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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE: June 4, 1996

        FOR FURTHER INFORMATION:                       U.S. SURGICAL HOME PAGE:
        Marianne Scipione                              http://www.ussurg.com
        Vice President
        Corporate Communications
        (203) 845-1404


               U.S. SURGICAL CORPORATION RESPONDS TO FDA INQUIRY
               -------------------------------------------------


        NORWALK, Conn--United States Surgical Corporation (NYSE:USS) announced today that the company received on June 3, 1996 a warning letter from the FDA regarding labeling claims and descriptive benefits of its ABBI* biopsy system.

        In a recent telephone conversation, a senior FDA device reviewer informed the company that he believes the FDA may have made an error with respect to the predicate devices cited in the clearance of this 510-K, necessary to market the Company's ABBI* system is questioning whether they were correct in issuing a 510-K approval and may seek a rescission of such approval. However, the reviewer informed the company's senior regulatory officer that the FDA is not questioning the safety or efficacy of the company's ABBI* system or the veracity of USSC's 510-K submission.

        The company believes that the FDA's position is incorrect and intends to resolve these issues with the agency.

        The company will meet with the FDA to assure its staff that it was correct in issuing its 510-K approval to market, that there are sufficient predicate devices to satisfy the FDA in this decision, and will seek to provide comfort to the FDA that the company's descriptive claims relative to the product's function are factually correct and in the best interest of the patient.

        Discussions with the FDA will include surgeons with clinical experience in the use of the ABBI* system who can attest to the appropriateness of this system as a superior biopsy devise, the ABBI*'s significant clinical benefits to women undergoing breast biopsy and to the significant reduction in cost that the ABBI* system provides for breast biopsy.

        The company cannot predict how long it will take to resolve these issues or its impact.

        United States Surgical Corporation is the world's largest manufacturer and marketer of surgical staplers, the innovative leader in the expanding field of minimally invasive surgery and a growing participant in the suture market.

                                      ###

*Trademark of United States Surgical Corporation